Unitrin Says Talks To Sell Reserve National to Physicians Mutual Have Been Terminated

CHICAGO, April 23, 2010 (BUSINESS WIRE) -- Unitrin, Inc. (NYSE: UTR) said today that its previously announced negotiations with Physicians Mutual Insurance Company for the sale of Unitrin's Reserve National Insurance Company subsidiary have been terminated due to a failure by the parties to reach a definitive agreement. Unitrin had announced two months ago that it had reached an agreement in principle to sell Reserve National to Physicians Mutual(R).

In connection with this development, Unitrin also announced that it has retained Macquarie Capital to assist it in identifying a suitable alternative buyer for Reserve National.

Don Southwell, Unitrin's Chief Executive Officer, commented that "While health insurance is not a core business for Unitrin, we believe that Reserve National is an excellent, well-managed company that will be a very good fit with a larger health insurance organization. We are optimistic about the prospects for concluding a transaction in 2010."

Reserve National, based in Oklahoma City, specializes in the sale of accident and health insurance products and Medicare Supplement insurance. Reserve National reported earned premiums of $127 million and net income of $3.1 million in 2009.

This release contains information that includes or is based upon forward-looking statements within the meaning of the Federal securities laws. Forward-looking statements give expectations or forecasts of future events, and can be identified by the fact that they relate to future actions, performance or results rather than strictly to historical or current facts. Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and are not guarantees of future performance. Among the general factors that could cause actual results to differ materially from estimated results are those listed in periodic reports filed by Unitrin with the Securities and Exchange Commission (the "SEC"). No assurances can be given that the results contemplated in any forward-looking statements will be achieved at all or in any particular timetable, and Unitrin assumes no obligation to publicly correct or update any forward-looking statements as a result of any subsequent developments. However, readers are advised to consult any further disclosures Unitrin makes on related subjects in its SEC filings.

Unitrin is a diversified insurance holding company, with subsidiaries that provide life, health, auto, homeowners and other insurance products for individuals and small businesses.

Unitrin's principal businesses are:

  Kemper(1), which provides auto, homeowners and other insurance products to individuals through a network of independent agents,
  Unitrin Direct, which markets auto and homeowners insurance to consumers via direct mail, the Internet, employer-sponsored employee benefit programs and other affinity relationships,
  Unitrin Specialty, which provides auto insurance through a network of independent agents and brokers to individuals and small businesses which have had difficulty procuring insurance through traditional channels, usually due to adverse driving records or claim or credit histories, and
  Unitrin's Career Agency Companies, which specialize in the sale of life insurance products to persons of modest incomes through a network of employee agents.

(1) Unitrin uses the registered trademark "Kemper" under license, for personal lines insurance only, from Lumbermens Mutual Casualty Company, which is not affiliated with Unitrin.

Additional information about Unitrin's available by visiting its website (www.unitrin.com).

Source: Unitrin, Inc.

Unitrin, Inc.

Frank Sodaro, (312) 661-4930

Investor.relations.@unitrin.com